                                PLACE DU PLANTIER
                                  550 LEE DRIVE
                             BATON ROUGE, LOUISIANA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 23, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 17, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    PLACE DU PLANTIER
       550 LEE DRIVE
       BATON ROUGE, EAST BATON ROUGE PARISH COUNTY, LOUISIANA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 268 units with a total of 205,020 square feet of rentable area. The improvements were built in 1974. The improvements are situated on 8.48 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 82% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 23, 2003 is:

                                 ($9,800,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             -s- Frank Fehribach,
July 17, 2003                Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Texas State Certified General Real Estate Appraiser
                             #TX-1323954-G

Report By:
Kim Cook

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary.........................................................       4
Introduction..............................................................       9
Area Analysis.............................................................      11
Market Analysis...........................................................      14
Site Analysis.............................................................      16
Improvement Analysis......................................................      16
Highest and Best Use......................................................      17

                                    VALUATION

Valuation Procedure.......................................................      18
Sales Comparison Approach.................................................      20
Income Capitalization Approach............................................      26
Reconciliation and Conclusion.............................................      38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Place du Plantier
LOCATION:                         550 Lee Drive
                                  Baton Rouge, Louisiana

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee simple estate

DATE OF VALUE:                    May 23, 2003
DATE OF REPORT:                   July 17, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
      Size:                       8.48 acres, or 369,389 square feet
      Assessor Parcel No.:        007-9894-0
      Floodplain:                 Community Panel No. 2200580105D (May 17, 1993)
                                  Flood Zone AE, an area outside the floodplain.
      Zoning:                     A-4 (General Residential)

BUILDING:
      No. of Units:               268 Units
      Total NRA:                  205,020 Square Feet
      Average Unit Size:          765 Square Feet
      Apartment Density:          31.6 units per acre
      Year Built:                 1974

UNIT MIX AND MARKET RENT:

                          GROSS RENTAL INCOME PROJECTION

                                            Market Rent
                          Square       -------------------      Monthly          Annual
Unit Type                  Feet        Per Unit     Per SF       Income          Income
-----------------------------------------------------------------------------------------
1Br/1Ba - 1A10              663          $550        $0.83      $ 61,600       $  739,200
1Br/1.5Ba - 1A15            663          $540        $0.81      $ 34,560       $  414,720
2Br/1Ba -2A10               863          $695        $0.81      $ 11,120       $  133,440
2Br/1.5Ba - 2A15            963          $700        $0.73      $ 23,800       $  285,600
2Br/2Ba - 2A20              936          $785        $0.84      $ 12,560       $  150,720
2Br/1Ba - 2B10              863          $610        $0.71      $  6,100       $   73,200
3Br/2Ba - 3A20            1,136          $800        $0.70      $ 12,800       $  153,600
                                                                -------------------------
                                                     Total      $162,540       $1,950,480

OCCUPANCY:                        82%
ECONOMIC LIFE:                    45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

EFFECTIVE AGE:                    25 Years
REMAINING ECONOMIC LIFE:          20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

          [PICTURE]                                         [PICTURE]

EXTERIOR AND ENTRANCE TO SUBJECT                             OFFICE

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
      As Vacant:                  Hold for future multi-family development
      As Improved:                Continuation as its current use

METHOD OF VALUATION:              In this instance, the Sales Comparison and
                                  Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                     Amount                 $/Unit
                                                     ------                 ------
DIRECT CAPITALIZATION
Potential Rental Income                              $1,950,480             $7,278
Effective Gross Income                               $1,830,322             $6,830
Operating Expenses                                   $695,430               $2,595             38.0% of EGI
Net Operating Income:                                $1,067,893             $3,985

Capitalization Rate                                  11.00%
DIRECT CAPITALIZATION VALUE                          $9,600,000  *          $35,821 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                       10 years
2002 Economic Vacancy                                11%
Stabilized Vacancy & Collection Loss:                12%
Lease-up / Stabilization Period                      24 months
Terminal Capitalization Rate                         12.00%
Discount Rate                                        13.00%
Selling Costs                                        2.00%
Growth Rates:
       Income                                        3.00%
       Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE                           $10,100,000  *         $37,687 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $9,800,000             $36,567 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)            $28,144 to $35,412
       Range of Sales $/Unit (Adjusted)              $28,700 to $37,802
VALUE INDICATION - PRICE PER UNIT                    $8,700,000  *          $32,463 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales            4.80 to 5.76
       Selected EGIM for Subject                     5.20
       Subject's Projected EGI                       $1,830,322
EGIM ANALYSIS CONCLUSION                             $9,400,000  *          $35,075 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $9,800,000  *          $36,567 / UNIT

RECONCILED SALES COMPARISON VALUE                    $9,500,000             $35,448 / UNIT

----------------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
      Price Per Unit                         $ 8,700,000
      NOI Per Unit                           $ 9,800,000
      EGIM Multiplier                        $ 9,400,000
INDICATED VALUE BY SALES COMPARISON          $ 9,500,000       $35,448 / UNIT

INCOME APPROACH:
      Direct Capitalization Method:          $ 9,600,000
      Discounted Cash Flow Method:           $10,100,000
INDICATED VALUE BY THE INCOME APPROACH       $ 9,800,000       $36,567 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:         $ 9,800,000       $36,567 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 550 Lee Drive, Baton Rouge, East Baton Rouge Parish County, Louisiana. Baton Rouge identifies it as 007-9894-0.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Kim Cook on May 23, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Kim Cook performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Kim Cook have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 23, 2003. The date of the report is July 17, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

       MARKETING PERIOD:          6 to 12 months
       EXPOSURE PERIOD:           6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in National Property Investors 6. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Baton Rouge, Louisiana. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Lee Drive
West   - River Road
South  - Brightside Lane
North  - Interstate 10

MAJOR EMPLOYERS

Major employers in the subject's area include DSM-Copolymer Rubber & Chemical Co., Placid Refining Company, West Baton Rouge Parish Council, United Parcel Service, Inc., Trinity Industries, Perin Corporation, International Piping Systems, Ltd. and West baton Rouge School Board. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                                  -------------------------------------------
CATEGORY                          1-Mi. RADIUS    3-Mi. RADIUS   5-Mi. RADIUS       MSA
------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                    6,896          63,500         140,369       615,414
5-Year Population                     7,205          65,893         144,796       648,890
% Change CY-5Y                          4.5%            3.8%            3.2%          5.4%
Annual Change CY-5Y                     0.9%            0.8%            0.6%          1.1%

HOUSEHOLDS
Current Households                    3,093          26,435          58,625       229,972
5-Year Projected Households           3,277          28,264          62,016       247,839
% Change CY - 5Y                        5.9%            6.9%            5.8%          7.8%
Annual Change CY-5Y                     1.2%            1.4%            1.2%          1.6%

INCOME TRENDS
Median Household Income             $33,231         $29,801         $29,480       $37,058
Per Capita Income                   $26,660         $23,488         $22,470       $19,752
Average Household Income            $58,319         $56,720         $53,745       $52,857

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                         AREA
                                    ----------------------------------------------
CATEGORY                            1-Mi. RADIUS      3-Mi. RADIUS    5-Mi. RADIUS       MSA
----------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                46.58%            47.73%          43.48%         28.39%
5-Year Projected % Renting             45.77%            48.19%          43.52%         27.69%

% of Households Owning                 46.11%            40.89%          42.02%         61.26%
5-Year Projected % Owning              47.16%            41.13%          42.76%         62.64%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North  - Vacant land, Bayou Duplainer and residential
South  - Retail uses
East   - Residential uses
West   - Vacant land

CONCLUSIONS

The subject is well located within the city of Baton Rouge. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                                 MARKET ANALYSIS

The subject property is located in the city of Baton Rouge in East Baton Rouge Parish County. The overall pace of development in the subject's market is more or less stable. New construction in the area included University House 193 upscale, luxury student oriented units scheduled for completion in early 2004. In addition University House (252 units) and Sterling University (156 units) were built within the last 4 years. These properties are near the subject, but the rent structures are different, with rents quoted per person in the unit. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

  Period               Region            Submarket
--------------------------------------------------
 Fall 2002              5.9%               5.3%
Spring 2002             4.5%               2.8%
 Fall 2001              5.0%               4.5%
Spring 2001            10.7%               4.3%

Source: LSU Real Estate Research Institute Survey of Apartment Complexes in Baton Rouge, Fall 2002

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has outperformed the overall market. During 1995-2001, approximately 3,995 new units were added to this region, slowing rental rate increases, increasing vacancies to as high as 8.5% in 1998. As of 1999 and 2000, most of these units were absorbed. However, an additional 1,738 units were added during 2002-2003. Most of these units are currently under construction. For 2004, 617 are planned with another 168 pending. These additions to the existing supply could suppress rent increases for certain sectors of the city during the next 2-3 years. Studies suggest the subject market can absorb approximately 700 units/yr without a significant increase in vacancies.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

  Period            Region       % Change        Submarket       % Change
-------------------------------------------------------------------------
Spring 2001          $554            -             $568              -
 Fall 2001           $557          0.5%            $570            0.4%
Spring 2002          $563          1.1%            $584            2.5%
 Fall 2002           $564          0.2%            $578           -1.0%

Source: LSU Real Estate Research Institute Survey of Apartment Complexes in Baton Rouge, Fall 2002

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.               Property Name            Units    Ocpy.   Year Built        Proximity to subject
---------------------------------------------------------------------------------------------------------------
  R-1          Bienville Towers               137      97%      1974       Two miles north of subject
  R-2          Parc Fontaine Apartments        88      99%      1965       Two miles north of subject
  R-3          Cobblestone at Essen           191      93%      1972       Two miles southeast of the subject
  R-4          Jefferson Place Apartments     234      91%      1986       Three miles northeast of the subject
  R-5          Warwick Apartments             188      98%     1992-94     Three miles northeast of the subject
Subject        Place du Plantier              268      82%      1974

Vacancy rates were slightly higher in two- and three-bedroom units in the subject submarket and citywide.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                       8.48 acres, or 369,389 square feet
  Shape                           Rectangular
  Topography                      Level
  Utilities                       All necessary utilities are available to the
                                    site.
  Soil Conditions                 Stable
  Easements Affecting Site        None other than typical utility easements
  Overall Site Appeal             Good
  Flood Zone:
     Community Panel              2200580105D, dated May 17, 1993
     Flood Zone                   Zone AE
  Zoning                          A-4, the subject improvements represent a
                                    legal conforming use of the site.

REAL ESTATE TAXES

                                           ASSESSED VALUE - 2002
                               -------------------------------------------         TAX RATE /        PROPERTY
PARCEL NUMBER                   LAND           BUILDING            TOTAL           MILL RATE           TAXES
-------------------------------------------------------------------------------------------------------------
007-9894-0                     $8,000          $420,000           $428,000          0.10403           $44,525

IMPROVEMENT ANALYSIS

  Year Built                      1974
  Number of Units                 268
  Net Rentable Area               205,020 Square Feet
  Construction:
    Foundation                    Reinforced concrete slab
    Frame                         Heavy or light wood
    Exterior Walls                Wood or vinyl siding
    Roof                          Composition shingle over a wood truss
                                  structure
  Project Amenities               Amenities at the subject include a swimming
                                  pool, volleyball court, tennis court, laundry
                                  room, business office, and parking area.
  Unit Amenities                  Individual unit amenities include a garage,
                                  balcony, fireplace, cable TV connection, vaulted ceiling, and washer dryer connection.
                                  Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

Unit Mix:

                                           Unit Area
    Unit Type         Number of Units      (Sq. Ft.)
----------------------------------------------------
1Br/1Ba - 1A10              112               663
1Br/1.5Ba - 1A15             64               663
2Br/1Ba -2A10                16               863
2Br/1.5Ba - 2A15             34               963
2Br/2Ba - 2A20               16               936
2Br/1Ba - 2B10               10               863
3Br/2Ba - 3A20               16             1,136

  Overall Condition               Average
  Effective Age                   25 years
  Economic Life                   45 years
  Remaining Economic Life         20 years
  Deferred Maintenance            None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1974 and consist of a 268-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                        COMPARABLE                    COMPARABLE
        DESCRIPTION                         SUBJECT                       I - 1                          I - 2
--------------------------------------------------------------------------------------------------------------------------
  Property Name                    Place du Plantier           Kingston Point Apartments     Magnolia Trace Apartment

LOCATION:
  Address                          550 Lee Drive               1919 Boulevard De Province    11585 N. Harrell's Ferry Rd

  City, State                      Baton Rouge, Louisiana      Baton Rouge, LA               Baton Rouge, LA
  County                           East Baton Rouge Parish     East Baton Rouge Parish       East Baton Rouge Parish
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           205,020                     149,853                       241,372
  Year Built                       1974                        1974-75                       1973
  Number of Units                  268                         156                           245
  Unit Mix:                            Type             Total     Type                Total     Type                 Total
                                   1Br/1Ba - 1A10        112   Efficiency               1    1Br/1Ba, Flat            64
                                   1Br/1.5Ba - 1A15       64   1Br/1Ba, Flat           11    2Br/1.5Ba, Flat          59
                                   2Br/1Ba -2A10          16   1Br/1Ba, TH             15    2BR/1.5Ba, TH            52
                                   2Br/1.5Ba - 2A15       34   2BR/1Ba, Flat           27    3BR/1.5Ba, TH            14
                                   2Br/2Ba - 2A20         16   2BR/1Ba, TH             16    3BR/2.5Ba, TH            56
                                   2Br/1Ba - 2B10         10   2BR/2Ba, Flat           62
                                   3Br/2Ba - 3A20         16   3BR/2Ba, TH             24

  Average Unit Size (SF)           765                         961                           985
  Land Area (Acre)                 8.4800                      7.7420                        12.5100
  Density (Units/Acre)             31.6                        20.1                          19.6
  Parking Ratio (Spaces/Unit)      1.87                        1.99                          NA
  Parking Type (Gr., Cov., etc.)   Open                        Open                          Open
CONDITION:                         Average                     Average                       Average
APPEAL:                            Average                     Average                       Average
AMENITIES:
  Pool/Spa                         Yes/No                      Yes/No                        Yes/No
  Gym Room                         No                          No                            No
  Laundry Room                     Yes                         Yes                           Yes
  Secured Parking                  No                          Yes                           No
  Sport Courts                     No                          No                            Yes
  Washer/Dryer Connection          Yes (in 2&3 Br units)       Yes                           Yes

OCCUPANCY:                         82%                         93%                           90%
TRANSACTION DATA:
  Sale Date                                                    August, 2001                  January, 2001
  Sale Price ($)                                               $4,446,000                    $6,895,212
  Grantor                                                      Kingston, Inc.                Consolidated Capital Equity
                                                                                             Partners, et al
  Grantee                                                      Pointe Camelot, LLC           Fairview, Inc.

  Sale Documentation                                           Document 942-11254            Document 799-11193
  Verification                                                 Selling Broker, Art           Confidential
  Telephone Number                                             Lancaster
ESTIMATED PRO-FORMA:                                           Total $    $/Unit    $/SF       Total $    $/Unit   $/SF
  Potential Gross Income                                       $947,840   $6,076    $6.33    $1,562,460   $6,377   $6.47
  Vacancy/Credit Loss                                          $ 66,439   $  426    $0.44    $  124,997   $  510   $0.52
  Effective Gross Income                                       $881,401   $5,650    $5.88    $1,437,463   $5,867   $5.96
  Operating Expenses                                           $453,246   $2,905    $3.02    $  674,485   $2,753   $2.79
  Net Operating Income                                         $428,155   $2,745    $2.86    $  762,978   $3,114   $3.16
NOTES:                                                         Property amenities also       Complex is a low-rise, two-
                                                               include a lake and walking    story property.
                                                               bridges                       Sale price adjusted upward
                                                                                             $25,000 for deferred maint
  PRICE PER UNIT                                                           $28,500                    $28,144
  PRICE PER SQUARE FOOT                                                    $ 29.67                    $ 28.57
  EXPENSE RATIO                                                               51.4%                      46.9%
  EGIM                                                                        5.04                       4.80
  OVERALL CAP RATE                                                            9.63%                     11.07%
  Cap Rate based on Pro
     Forma or Actual Income?                                                 ACTUAL

                                            COMPARABLE                    COMPARABLE                    COMPARABLE
       DESCRIPTION                            I - 3                          I - 4                         I - 5
------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Sable Chase Apartments        Sharlo Apartments (now known    Goodwood Place Apartment
                                                                 as Azalea Point
LOCATION:
  Address                          1860 Boulevard De Province    2000 Brightside Lane            356 Apartment Court

  City, State                      Baton Rouge, LA               Baton Rouge, LA                 Baton Rouge, LA
  County                           East Baton Rouge Parish       East Baton Rouge Parish         East Baton Rouge Parish
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           184,920                       173,696                         187,456
  Year Built                       1978                          1975                            Late 1960's, updated
  Number of Units                  208                           200                             184
  Unit Mix:                         Type                 Total    Type                  Total        Type                Total
                                   1Br/1Ba                52     1Br/1Ba                  48     Efficiency                2
                                   1Br/1Ba                52     2Br/2Ba                 112     1Br/1Ba                  48
                                   2 Br/1Ba               56     3Br/2Ba                  40     2Br/1.5Ba, TH           102
                                   2 Br/1.5 Ba            28                                     2Br/2Ba, Flat            32
                                   3Br/2Ba                16
                                   4Br/2Ba                 4

  Average Unit Size (SF)           889                           868                             1,019
  Land Area (Acre)                 9.5210                        9.4500                          7.5900
  Density (Units/Acre)             21.8                          21.2                            24.2
  Parking Ratio (Spaces/Unit)      NA                            2.00                            NA
  Parking Type (Gr., Cov., etc.)   Open                          Open                            Open
CONDITION:                         Good                          Good                            Average
APPEAL:                            Average                       Average                         Average
AMENITIES:
  Pool/Spa                         Yes/Yes                       Yes/No                          Yes/No
  Gym Room                         Yes                           No                              No
  Laundry Room                     Yes                           Yes                             Yes
  Secured Parking                  No                            No                              Yes
  Sport Courts                     Yes                           Yes                             No
  Washer/Dryer Connection          Yes                           Yes                             Yes

OCCUPANCY:                         91%                           93%                             98%
TRANSACTION DATA:
  Sale Date                        December, 2000                October, 2000                   January, 2000
  Sale Price ($)                   $6,508,000                    $7,082,446                      $5,548,936
  Grantor                          Sablechase @ Sherwood         Beal Bank, SSB                  Goodwood Investors, LLC
                                   Partnership
  Grantee                          Sable Chase Operating         Fairview, Inc.                  Sheltering Palms Baton Rouge,
                                   Associates                                                    LLC
  Sale Documentation               Document 888-11180            Document 603-11164              Document 761-11089
  Verification                     David Treppendahl,            Confidential                    Grantee
  Telephone Number                 Selling Broker
ESTIMATED PRO-FORMA:                 Total $    $/Unit  $/SF      Total $     $/Unit   $/SF       Total $      $/Unit   $/SF
  Potential Gross Income           $1,241,000   $5,966  $6.71    $1,482,600   $7,413   $8.54     $1,081,200    $5,876   $5.77
  Vacancy/Credit Loss              $  111,690   $  537  $0.60    $  103,782   $  519   $0.60     $   75,684    $  411   $0.40
  Effective Gross Income           $1,129,310   $5,429  $6.11    $1,378,818   $6,894   $7.94     $1,005,516    $5,465   $5.36
  Operating Expenses               $  528,112   $2,539  $2.86    $  606,342   $3,032   $3.49     $  431,848    $2,347   $2.30
  Net Operating Income             $  601,198   $2,890  $3.25    $  772,476   $3,862   $4.45     $  573,668    $3,118   $3.06
NOTES:                             Opposite Comp 1; SP           None                            None
                                   includes $175,000 for def
                                   maintenance & $92,000
                                   for fav FNMA financing
  PRICE PER UNIT                            $31,288                         $35,412                       $30,157
  PRICE PER SQUARE FOOT                     $ 35.19                         $ 40.77                       $ 29.60
  EXPENSE RATIO                                46.8%                           44.0%                         42.9%
  EGIM                                         5.76                            5.14                          5.52
  OVERALL CAP RATE                             9.24%                          10.91%                        10.34%
  Cap Rate based on Pro
     Forma or Actual Income?                PRO FORMA                                                     PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $28,144 to $35,412 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $28,700 to $37,802 per unit with a mean or average adjusted price of $32,734 per unit. The median adjusted price is $30,030 per unit. Based on the following analysis, we have concluded to a value of $33,000 per unit, which results in an "as is" value of $8,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

SALES ADJUSTMENT GRID

                                                                     COMPARABLE                    COMPARABLE
       DESCRIPTION                          SUBJECT                    I - 1                         I - 2
------------------------------------------------------------------------------------------------------------------------
   Property Name                      Place du Plantier        Kingston Point Apartments     Magnolia Trace Apartment

   Address                            550 Lee Drive            1919 Boulevard De Province    11585 N. Harrell's Ferry Rd

   City                               Baton Rouge, Louisiana   Baton Rouge, LA               Baton Rouge, LA
   Sale Date                                                   August, 2001                  January, 2001
   Sale Price ($)                                              $4,446,000                    $6,895,212
   Net Rentable Area (SF)             205,020                  149,853                       241,372
   Number of Units                    268                      156                           245
   Price Per Unit                                              $28,500                       $28,144
   Year Built                         1974                     1974-75                       1973
   Land Area (Acre)                   8.4800                   7.7420                        12.5100
VALUE ADJUSTMENTS                        DESCRIPTION              DESCRIPTION         ADJ.      DESCRIPTION        ADJ.
   Property Rights Conveyed           Fee Simple Estate        Fee Simple Estate       0%    Fee Simple Estate      0%
   Financing                                                   Cash To Seller          0%    Cash To Seller         0%
   Conditions of Sale                                          Arm's Length            0%    Arm's Length           0%
   Date of Sale (Time)                                         08-2001                 6%    01-2001                6%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                      $30,210                      $29,832
   Location                                                    Inferior               10%    Inferior              15%
   Number of Units                    268                      156                    -5%    245                    0%
   Quality / Appeal                   Good                     Comparable              0%    Inferior              10%
   Age / Condition                    1974                     1974-75 / Average       0%    1973 / Average         5%
   Occupancy at Sale                  82%                      93%                    -5%    90%                   -5%
   Amenities                          Good                     Comparable              0%    Inferior               5%
   Average Unit Size (SF)             765                      961                    -5%    985                   -5%
PHYSICAL ADJUSTMENT                                                                   -5%                          25%
FINAL ADJUSTED VALUE ($/UNIT)                                            $28,700                      $37,290

                                            COMPARABLE                    COMPARABLE                         COMPARABLE
       DESCRIPTION                             I - 3                         I - 4                              I - 5
------------------------------------------------------------------------------------------------------------------------------------
   Property Name                      Sable Chase Apartments        Sharlo Apartments (now       Goodwood Place Apartment
                                                                    known as Azalea Point
   Address                            1860 Boulevard De Province    2000 Brightside Lane         356 Apartment Court

   City                               Baton Rouge, LA               Baton Rouge, LA              Baton Rouge, LA
   Sale Date                          December, 2000                October, 2000                January, 2000
   Sale Price ($)                     $6,508,000                    $7,082,446                   $5,548,936
   Net Rentable Area (SF)             184,920                       173,696                      187,456
   Number of Units                    208                           200                          184
   Price Per Unit                     $31,288                       $35,412                      $30,157
   Year Built                         1978                          1975                         Late 1960's, updated
   Land Area (Acre)                   9.5210                        9.4500                       7.5900
VALUE ADJUSTMENTS                        DESCRIPTION         ADJ.      DESCRIPTION         ADJ.      DESCRIPTION                ADJ.
   Property Rights Conveyed           Fee Simple Estate       0%    Fee Simple Estate       0%   Fee Simple Estate               0%
   Financing                          Cash To Seller          0%    Cash To Seller          0%   Cash To Seller                  0%
   Conditions of Sale                 Arm's Length            0%    Arm's Length            0%   Arm's Length                    0%
   Date of Sale (Time)                12-2000                 6%    10-2000                 6%   01-2000                         9%
VALUE AFTER TRANS. ADJUST. ($/UNIT)           $33,166                       $37,537                      $32,871
   Location                           Inferior               10%    Comparable              0%   Inferior                       10%
   Number of Units                    208                    -5%    200                    -5%   184                            -5%
   Quality / Appeal                   Comparable              0%    Comparable              0%   Inferior                       10%
   Age / Condition                    1978 / Good            -5%    1975 / Good            -5%   Late 1960's, updated / Average 15%
   Occupancy at Sale                  91%                    -5%    93%                    -5%   98%                           -10%
   Amenities                          Comparable              0%    Comparable              0%   Inferior                        5%
   Average Unit Size (SF)             889                    -5%    868                    -5%   1,019                         -10%
PHYSICAL ADJUSTMENT                                         -10%                          -20%                                  15%
FINAL ADJUSTED VALUE ($/UNIT)                 $29,849                       $30,030                      $37,802

SUMMARY

VALUE RANGE (PER UNIT)                             $28,700 TO $37,802
MEAN (PER UNIT)                                    $32,734
MEDIAN (PER UNIT)                                  $30,030
VALUE CONCLUSION (PER UNIT)                        $33,000

VALUE OF IMPROVEMENT & MAIN SITE                        $8,844,000
    LESS: LEASE-UP COST                                -$  134,000
VALUE INDICATED BY SALES COMPARISON APPROACH            $8,710,000
ROUNDED                                                 $8,700,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                             NOI PER UNIT COMPARISON

                     SALE PRICE              NOI/      SUBJECT NOI
COMPARABLE   NO. OF  ----------           --------------------------   ADJUSTMENT   INDICATED
   NO.       UNITS   PRICE/UNIT   OAR      NOI/UNIT   SUBJ. NOI/UNIT     FACTOR     VALUE/UNIT
----------------------------------------------------------------------------------------------
  I-1         156   $4,446,000    9.63%   $ 428,155     $1,067,893        1.452      $41,377
                    $   28,500            $   2,745     $    3,985
  I-2         245   $6,895,212   11.07%   $ 762,978     $1,067,893        1.280      $36,010
                    $   28,144            $   3,114     $    3,985
  I-3         208   $6,508,000    9.24%   $ 601,198     $1,067,893        1.379      $43,134
                    $   31,288            $   2,890     $    3,985
  I-4         200   $7,082,446   10.91%   $ 772,476     $1,067,893        1.032      $36,533
                    $   35,412            $   3,862     $    3,985
  I-5         184   $5,548,936   10.34%   $ 573,668     $1,067,893        1.278      $38,543
                    $   30,157            $   3,118     $    3,985

PRICE/UNIT

  Low       High      Average     Median
$36,010    $43,134    $39,120    $38,543

VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                 $   37,000
Number of Units                                 268

Value                                    $9,916,000
    Less: Lease-Up Cost                 -$  134,000
                                        -----------
Value Based on NOI Analysis              $9,782,000
                  Rounded                $9,800,000

The adjusted sales indicate a range of value between $36,010 and $43,134 per unit, with an average of $39,120 per unit. Based on the subject's competitive position within the improved sales, a value of $37,000 per unit is estimated. This indicates an "as is" market value of $9,800,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH PAGE 25
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                    SALE PRICE
COMPARABLE  NO. OF  ----------     EFFECTIVE    OPERATING              SUBJECT
   NO.      UNITS   PRICE/UNIT   GROSS INCOME    EXPENSE     OER     PROJECTED OER  EGIM
----------------------------------------------------------------------------------------
   I-1       156    $4,446,000    $  881,401    $453,246    51.42%                  5.04
                    $   28,500
   I-2       245    $6,895,212    $1,437,463    $674,485    46.92%                  4.80
                    $   28,144
   I-3       208    $6,508,000    $1,129,310    $528,112    46.76%                  5.76
                    $   31,288                                          37.99%

   I-4       200    $7,082,446    $1,378,818    $606,342    43.98%                  5.14
                    $   35,412
   I-5       184    $5,548,936    $1,005,516    $431,848    42.95%                  5.52
                    $   30,157

               EGIM

Low    High    Average   Median
-------------------------------
4.80   5.76     5.25     5.14

VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                 5.20
                                       -----------
Subject EGI                             $1,830,322

Value                                   $9,517,676
     Less: Lease-Up Cost               -$  134,000
                                       -----------
Value Based on EGIM Analysis            $9,383,676
                        Rounded         $9,400,000
               Value Per Unit           $   35,075

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 37.99% before reserves. The comparable sales indicate a range of expense ratios from 42.95% to 51.42%, while their EGIMs range from 4.80 to 5.76. Overall, we conclude to an EGIM of 5.20, which results in an "as is" value estimate in the EGIM Analysis of $9,400,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $9,500,000.

Price Per Unit                 $8,700,000
NOI Per Unit                   $9,800,000
EGIM Analysis                  $9,400,000

Sales Comparison Conclusion    $9,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                   Average
                   Unit Area  -----------------
   Unit Type       (Sq. Ft.)  Per Unit   Per SF   % Occupied
------------------------------------------------------------
1Br/1Ba - 1A10        663       $544     $0.82      90.1%
1Br/1.5Ba - 1A15      663       $529     $0.80      80.0%
2Br/1Ba -2A10         863       $694     $0.80      87.5%
2Br/1.5Ba - 2A15      963       $702     $0.73      47.1%
2Br/2Ba - 2A20        936       $784     $0.84      87.5%
2Br/1Ba - 2B10        863       $720     $0.83      90.0%
3Br/2Ba - 3A20       1136       $925     $0.81      93.8%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

RENT ANALYSIS

                                                                             COMPARABLE RENTS
                                                            ---------------------------------------------------------
                                                               R-1        R-2        R-3          R-4        R-5
                                                            ---------------------------------------------------------
                                                                          Parc                 Jefferson
                                                            Bienville   Fontaine  Cobblestone    Place      Warwick
                                                             Towers    Apartments   at Essen   Apartments  Apartments
                                                            --------------------------------------------------------
                                                                            COMPARISON TO SUBJECT
                                          SUBJECT  SUBJECT ----------------------------------------------------------
                          SUBJECT UNIT    ACTUAL   ASKING   Slightly   Slightly     Slightly
  DESCRIPTION                TYPE          RENT     RENT    Inferior   Inferior     Superior    Superior    Superior
---------------------------------------------------------------------------------------------------------------------
Monthly Rent              1Br/1Ba - 1A10  $   544  $   551             $     525    $  665
Unit Area (SF)                                663      663                   620       648
Monthly Rent Per Sq. Ft.                  $  0.82  $  0.83             $    0.85    $ 1.03

Monthly Rent              1Br/1.5Ba -     $   529  $   541  $     550
Unit Area (SF)            1A15                663      663        740
Monthly Rent Per Sq. Ft.                  $  0.80  $  0.82  $    0.74

Monthly Rent              2Br/1Ba -2A10   $   694  $   691  $     575                                       $   640
Unit Area (SF)                                863      863        740                                           750
Monthly Rent Per Sq. Ft.                  $  0.80  $  0.80  $    0.78                                       $  0.85

Monthly Rent              2Br/1.5Ba -     $   702  $   721  $     634  $     615    $  890                  $   740
Unit Area (SF)            2A15                963      963        923        970       995                      990
Monthly Rent Per Sq. Ft.                  $  0.73  $  0.75  $    0.69  $    0.63    $ 0.89                  $  0.75

Monthly Rent              2Br/2Ba - 2A20  $   784  $   941  $     655  $     625    $  774                  $   740
Unit Area (SF)                                936      936      1,156        970     1,070                    1,029
Monthly Rent Per Sq. Ft.                  $  0.84  $  1.01  $    0.57  $    0.64    $ 0.72                  $  0.72

Monthly Rent              2Br/1Ba - 2B10  $   720  $   711  $     705                           $   871     $   772
Unit Area (SF)                                863      863      1,084                             1,250       1,047
Monthly Rent Per Sq. Ft.                  $  0.83  $  0.82  $    0.65                           $  0.70     $  0.74

Monthly Rent              3Br/2Ba - 3A20  $   925  $   941  $     855  $     715    $  975      $ 1,086     $   960
Unit Area (SF)                              1,136    1,136      1,120      1,270     1,265        1,559       1,242
Monthly Rent Per Sq. Ft.                  $  0.81  $  0.83  $    0.76  $    0.56    $ 0.77      $  0.70     $  0.77

  DESCRIPTION               MIN      MAX    MEDIAN    AVERAGE
-------------------------------------------------------------
Monthly Rent              $   525  $   665  $   595   $   595
Unit Area (SF)                620      648      634       634
Monthly Rent Per Sq. Ft.  $  0.85  $  1.03  $  0.94   $  0.94

Monthly Rent              $   550  $   550  $   550   $   550
Unit Area (SF)                740      740      740       740
Monthly Rent Per Sq. Ft.  $  0.74  $  0.74  $  0.74   $  0.74

Monthly Rent              $   575  $   640  $   608   $   608
Unit Area (SF)                740      750      745       745
Monthly Rent Per Sq. Ft.  $  0.78  $  0.85  $  0.82   $  0.82

Monthly Rent              $   615  $   890  $   687   $   720
Unit Area (SF)                923      995      980       970
Monthly Rent Per Sq. Ft.  $  0.63  $  0.89  $  0.72   $  0.74

Monthly Rent              $   625  $   774  $   698   $   698
Unit Area (SF)                970    1,156    1,049     1,056
Monthly Rent Per Sq. Ft.  $  0.57  $  0.72  $  0.68   $  0.66

Monthly Rent              $   705  $   871  $   772   $   783
Unit Area (SF)              1,047    1,250    1,084     1,127
Monthly Rent Per Sq. Ft.  $  0.65  $  0.74  $  0.70   $  0.69

Monthly Rent              $   715  $ 1,086  $   960   $   918
Unit Area (SF)              1,120    1,559    1,265     1,291
Monthly Rent Per Sq. Ft.  $  0.56  $  0.77  $  0.76   $  0.71

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                     Market Rent
                                      Unit Area   -----------------   Monthly     Annual
   Unit Type       Number of Units    (Sq. Ft.)   Per Unit   Per SF    Income     Income
------------------------------------------------------------------------------------------
1Br/1Ba - 1A10           112              663       $550     $0.83    $ 61,600  $  739,200
1Br/1.5Ba - 1A15          64              663       $540     $0.81    $ 34,560  $  414,720
2Br/1Ba -2A10             16              863       $695     $0.81    $ 11,120  $  133,440
2Br/1.5Ba - 2A15          34              963       $700     $0.73    $ 23,800  $  285,600
2Br/2Ba - 2A20            16              936       $785     $0.84    $ 12,560  $  150,720
2Br/1Ba - 2B10            10              863       $610     $0.71    $  6,100  $   73,200
3Br/2Ba - 3A20            16            1,136       $800     $0.70    $ 12,800  $  153,600
                                                             -----------------------------
                                                             Total    $162,540  $1,950,480
                                                             =============================

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 29
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR    2000    FISCAL YEAR    2001    FISCAL YEAR    2002
                              ---------------------  ---------------------  ---------------------
                                      ACTUAL                  ACTUAL                 ACTUAL
                              ---------------------  ---------------------  ---------------------
         DESCRIPTION             TOTAL     PER UNIT     TOTAL     PER UNIT    TOTAL      PER UNIT
-------------------------------------------------------------------------------------------------
Revenues
  Rental Income               $ 1,855,259  $  6,923  $ 1,901,943  $  7,097  $ 1,950,545  $  7,278

  Vacancy                     $   137,792  $    514  $   139,076  $    519  $   188,140  $    702
  Credit Loss/Concessions     $    25,902  $     97  $     5,487  $     20  $    24,364  $     91
                              -------------------------------------------------------------------
     Subtotal                 $   163,694  $    611  $   144,563  $    539  $   212,504  $    793

  Laundry Income              $    16,876  $     63  $    15,700  $     59  $     9,870  $     37
  Garage Revenue              $         0  $      0  $         0  $      0  $         0  $      0
  Other Misc. Revenue         $    82,925  $    309  $    56,258  $    210  $    98,045  $    366
                              -------------------------------------------------------------------
     Subtotal Other Income    $    99,801  $    372  $    71,958  $    269  $   107,915  $    403
                              -------------------------------------------------------------------
Effective Gross Income        $ 1,791,366  $  6,684  $ 1,829,338  $  6,826  $ 1,845,956  $  6,888

Operating Expenses
  Taxes                       $    44,263  $    165  $    45,035  $    168  $    45,367  $    169
  Insurance                   $    43,657  $    163  $    62,738  $    234  $    51,495  $    192
  Utilities                   $    91,654  $    342  $    97,411  $    363  $    96,026  $    358
  Repair & Maintenance        $    32,444  $    121  $    20,121  $     75  $    36,865  $    138
  Cleaning                    $     5,700  $     21  $     8,224  $     31  $     5,198  $     19
  Landscaping                 $    13,875  $     52  $    16,750  $     63  $    19,822  $     74
  Security                    $    28,940  $    108  $    35,010  $    131  $    32,760  $    122
  Marketing & Leasing         $    32,353  $    121  $    20,997  $     78  $    16,919  $     63
  General Administrative      $   210,521  $    786  $   236,333  $    882  $   178,711  $    667
  Management                  $    89,826  $    335  $    92,323  $    344  $    93,426  $    349
  Miscellaneous               $    72,312  $    270  $    79,399  $    296  $    53,246  $    199
                              -------------------------------------------------------------------
Total Operating Expenses      $   665,545  $  2,483  $   714,341  $  2,665  $   629,835  $  2,350

  Reserves                    $         0  $      0  $         0  $      0  $         0  $      0
                              -------------------------------------------------------------------
Net Income                    $ 1,125,821  $  4,201  $ 1,114,997  $  4,160  $ 1,216,121  $  4,538

                               FISCAL YEAR    2003    ANNUALIZED     2003
                              ---------------------  ---------------------
                                 MANAGEMENT BUDGET        PROJECTION               AAA PROJECTION
                              ---------------------  ---------------------  ----------------------------
         DESCRIPTION            TOTAL      PER UNIT     TOTAL     PER UNIT     TOTAL     PER UNIT    %
--------------------------------------------------------------------------------------------------------
Revenues
  Rental Income               $ 1,922,656  $  7,174  $ 1,987,464  $  7,416  $ 1,950,480  $  7,278  100.0%

  Vacancy                     $    57,112  $    213  $   339,048  $  1,265  $   195,048  $    728   10.0%
  Credit Loss/Concessions     $    13,140  $     49  $    33,588  $    125  $    39,010  $    146    2.0%
                              --------------------------------------------------------------------------
     Subtotal                 $    70,252  $    262  $   372,636  $  1,390  $   234,058  $    873   12.0%

  Laundry Income              $    15,092  $     56  $    13,872  $     52  $    14,740  $     55    0.8%
  Garage Revenue              $         0  $      0  $         0  $      0  $         0  $      0    0.0%
  Other Misc. Revenue         $    46,644  $    174  $   111,624  $    417  $    99,160  $    370    5.1%
                              --------------------------------------------------------------------------
     Subtotal Other Income    $    61,736  $    230  $   125,496  $    468  $   113,900  $    425    5.8%
                              --------------------------------------------------------------------------
Effective Gross Income        $ 1,914,140  $  7,142  $ 1,740,324  $  6,494  $ 1,830,322  $  6,830  100.0%

Operating Expenses
  Taxes                       $    45,976  $    172  $    46,556  $    174  $    93,800  $    350    5.1%
  Insurance                   $    40,624  $    152  $    45,060  $    168  $    48,240  $    180    2.6%
  Utilities                   $   100,724  $    376  $   104,620  $    390  $   100,500  $    375    5.5%
  Repair & Maintenance        $    21,600  $     81  $    33,224  $    124  $    33,500  $    125    1.8%
  Cleaning                    $         0  $      0  $     3,216  $     12  $    10,720  $     40    0.6%
  Landscaping                 $    55,668  $    208  $    28,880  $    108  $    36,180  $    135    2.0%
  Security                    $         0  $      0  $    43,200  $    161  $    18,760  $     70    1.0%
  Marketing & Leasing         $    17,180  $     64  $    34,612  $    129  $    17,420  $     65    1.0%
  General Administrative      $   184,440  $    688  $   147,192  $    549  $   214,400  $    800   11.7%
  Management                  $    92,736  $    346  $    87,892  $    328  $    54,910  $    205    3.0%
  Miscellaneous               $    23,964  $     89  $    46,536  $    174  $    67,000  $    250    3.7%
                              --------------------------------------------------------------------------
Total Operating Expenses      $   582,912  $  2,175  $   620,988  $  2,317  $   695,430  $  2,595   38.0%

  Reserves                    $         0  $      0  $         0  $      0  $    67,000  $    250    9.6%

Net Income                    $ 1,331,228  $  4,967  $ 1,119,336  $  4,177  $ 1,067,893  $  3,985   58.3%

SUMMARY OF HISTORICAL INCOME & EXPENSES

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 12% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

             KORPACZ NATIONAL INVESTOR SURVEY
                     1ST QUARTER 2003
                NATIONAL APARTMENT MARKET

                     CAPITALIZATION RATES
           ----------------------------------------
               GOING-IN               TERMINAL
           ----------------------------------------
            LOW         HIGH      LOW         HIGH
---------------------------------------------------
RANGE      6.00%       10.00%    7.00%       10.00%
AVERAGE          8.14%                 8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                 SUMMARY OF OVERALL
                CAPITALIZATION RATES

COMP. NO.  SALE DATE   OCCUP.  PRICE/UNIT      OAR
----------------------------------------------------
  I-1        Aug-01     93%     $28,500        9.63%
  I-2        Jan-01     90%     $28,144       11.07%
  I-3        Dec-00     91%     $31,288        9.24%
  I-4        Oct-00     93%     $35,412       10.91%
  I-5        Jan-00     98%     $30,157       10.34%
                                   High       11.07%
                                    Low        9.24%
                                Average       10.24%

Based on this information, we have concluded the subject's overall capitalization rate should be 11.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 12.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 13.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 13.00% indicates a value of $10,100,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

approximately 34% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

DISCOUNTED CASH FLOW ANALYSIS

                               PLACE DU PLANTIER

            YEAR                       APR-2004     APR-2005     APR-2006     APR-2007     APR-2008     APR-2009
         FISCAL YEAR                      1            2            3            4            5            6
-----------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $1,950,480   $2,008,994   $2,069,264   $2,131,342   $2,195,282   $2,261,141

  Vacancy                             $  313,415   $  243,736   $  206,926   $  213,134   $  219,528   $  226,114
  Credit Loss                         $   39,010   $   40,180   $   41,385   $   42,627   $   43,906   $   45,223
  Concessions                         $        0   $        0   $        0   $        0   $        0   $        0
                                      ---------------------------------------------------------------------------
    Subtotal                          $  352,425   $  283,915   $  248,312   $  255,761   $  263,434   $  271,337

  Laundry Income                      $   14,740   $   15,182   $   15,638   $   16,107   $   16,590   $   17,088
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $   99,160   $  102,135   $  105,199   $  108,355   $  111,605   $  114,954
                                      ---------------------------------------------------------------------------
      Subtotal Other Income           $  113,900   $  117,317   $  120,837   $  124,462   $  128,195   $  132,041
                                      ---------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $1,711,955   $1,842,396   $1,941,789   $2,000,043   $2,060,044   $2,121,845

OPERATING EXPENSES:
  Taxes                               $   93,800   $   96,614   $   99,512   $  102,498   $  105,573   $  108,740
  Insurance                           $   48,240   $   49,687   $   51,178   $   52,713   $   54,295   $   55,923
  Utilities                           $  100,500   $  103,515   $  106,620   $  109,819   $  113,114   $  116,507
  Repair & Maintenance                $   33,500   $   34,505   $   35,540   $   36,606   $   37,705   $   38,836
  Cleaning                            $   10,720   $   11,042   $   11,373   $   11,714   $   12,065   $   12,427
  Landscaping                         $   36,180   $   37,265   $   38,383   $   39,535   $   40,721   $   41,943
  Security                            $   18,760   $   19,323   $   19,902   $   20,500   $   21,115   $   21,748
  Marketing & Leasing                 $   17,420   $   17,943   $   18,481   $   19,035   $   19,606   $   20,195
  General Administrative              $  214,400   $  220,832   $  227,457   $  234,281   $  241,309   $  248,548
  Management                          $   51,359   $   55,272   $   58,254   $   60,001   $   61,801   $   63,655
  Miscellaneous                       $   67,000   $   69,010   $   71,080   $   73,213   $   75,409   $   77,671
                                      ---------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  691,879   $  715,007   $  737,781   $  759,915   $  782,712   $  806,194

  Reserves                            $   67,000   $   69,010   $   71,080   $   73,213   $   75,409   $   77,671
                                      ---------------------------------------------------------------------------
NET OPERATING INCOME                  $  953,077   $1,058,378   $1,132,927   $1,166,915   $1,201,923   $1,237,980

  Operating Expense Ratio (% of EGI)        40.4%        38.8%        38.0%        38.0%        38.0%        38.0%
  Operating Expense Per Unit          $    2,582   $    2,668   $    2,753   $    2,836   $    2,921   $    3,008

            YEAR                       APR-2010     APR-2011     APR-2012     APR-2013     APR-2014
         FISCAL YEAR                      7            8            9           10            11
----------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $2,328,975   $2,398,844   $2,470,810   $2,544,934   $2,621,282

  Vacancy                             $  232,898   $  239,884   $  247,081   $  254,493   $  262,128
  Credit Loss                         $   46,580   $   47,977   $   49,416   $   50,899   $   52,426
  Concessions                         $        0   $        0   $        0   $        0   $        0
                                      --------------------------------------------------------------
    Subtotal                          $  279,477   $  287,861   $  296,497   $  305,392   $  314,554

  Laundry Income                      $   17,600   $   18,128   $   18,672   $   19,232   $   19,809
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $  118,402   $  121,954   $  125,613   $  129,381   $  133,263
                                      --------------------------------------------------------------
      Subtotal Other Income           $  136,003   $  140,083   $  144,285   $  148,614   $  153,072
                                      --------------------------------------------------------------
EFFECTIVE GROSS INCOME                $2,185,501   $2,251,066   $2,318,598   $2,388,156   $2,459,800

OPERATING EXPENSES:
  Taxes                               $  112,002   $  115,362   $  118,823   $  122,388   $  126,059
  Insurance                           $   57,601   $   59,329   $   61,109   $   62,942   $   64,831
  Utilities                           $  120,002   $  123,602   $  127,310   $  131,130   $  135,064
  Repair & Maintenance                $   40,001   $   41,201   $   42,437   $   43,710   $   45,021
  Cleaning                            $   12,800   $   13,184   $   13,580   $   13,987   $   14,407
  Landscaping                         $   43,201   $   44,497   $   45,832   $   47,207   $   48,623
  Security                            $   22,400   $   23,072   $   23,765   $   24,478   $   25,212
  Marketing & Leasing                 $   20,800   $   21,424   $   22,067   $   22,729   $   23,411
  General Administrative              $  256,005   $  263,685   $  271,596   $  279,743   $  288,136
  Management                          $   65,565   $   67,532   $   69,558   $   71,645   $   73,794
  Miscellaneous                       $   80,002   $   82,402   $   84,874   $   87,420   $   90,042
                                      --------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  830,379   $  855,291   $  880,950   $  907,378   $  934,599

  Reserves                            $   80,002   $   82,402   $   84,874   $   87,420   $   90,042
                                      --------------------------------------------------------------
NET OPERATING INCOME                  $1,275,120   $1,313,373   $1,352,775   $1,393,358   $1,435,159

  Operating Expense Ratio (% of EGI)        38.0%        38.0%        38.0%        38.0%        38.0%
  Operating Expense Per Unit          $    3,098   $    3,191   $    3,287   $    3,386   $    3,487

Estimated Stabilized NOI    $1,067,893         Sales Expense Rate         2.00%
Months to Stabilized                24         Discount Rate             13.00%
Stabilized Occupancy              90.0%        Terminal Cap Rate         12.00%

Gross Residual Sale Price         $11,959,654   Deferred Maintenance       $         0
  Less: Sales Expense             $   239,193   Add: Excess Land           $         0
                                  -----------
Net Residual Sale Price           $11,720,461   Other Adjustments          $         0
                                                                           -----------
PV of Reversion                   $ 3,452,711   Value Indicated By "DCF"   $10,143,824
Add: NPV of NOI                   $ 6,691,112                    Rounded   $10,100,000
                                  -----------
PV Total                          $10,143,824

                          "DCF" VALUE SENSITIVITY TABLE

                                                      DISCOUNT RATE
                            ----------------------------------------------------------------
   TOTAL VALUE                12.50%       12.75%        13.00%        13.25%        13.50%
---------------------------------------------------------------------------------------------
                    11.50%  $10,613,007  $10,451,788   $10,293,941   $10,139,386   $9,988,041
                    11.75%  $10,532,875  $10,373,415   $10,217,285   $10,064,405   $9,914,695
TERMINAL CAP RATE   12.00%  $10,456,082  $10,298,308   $10,143,824   $ 9,992,549   $9,844,406
                    12.25%  $10,382,424  $10,226,266   $10,073,360   $ 9,923,626   $9,776,986
                    12.50%  $10,311,711  $10,157,106   $10,005,715   $ 9,857,459   $9,712,263

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

INCOME LOSS DURING LEASE-UP

The subject is currently 82% occupied, below our stabilized occupancy projection. We have estimated a 24-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $134,000 as shown in the following table.

        DESCRIPTION                   YEAR 1        YEAR 2
------------------------------------------------------------
"As Is" Net Operating Income        $  953,077    $1,058,378
Stabilized Net Operating Income     $1,067,893    $1,099,930
                                    ------------------------
Difference                          $  114,816    $   41,551

PV of Income Loss During Lease-Up   $  134,148
                                    ----------
            Rounded                 $  134,000
                                    ----------

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 11.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                                PLACE DU PLANTIER

                                                    TOTAL       PER SQ. FT.   PER UNIT   % OF EGI
-------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                                      $1,950,480    $      9.51   $  7,278

   Less: Vacancy & Collection Loss      12.00%    $  234,058    $      1.14   $    873

   Plus: Other Income
      Laundry Income                              $   14,740    $      0.07   $     55      0.81%
      Garage Revenue                              $        0    $      0.00   $      0      0.00%
      Other Misc. Revenue                         $   99,160    $      0.48   $    370      5.42%
                                                  ----------------------------------------------
          Subtotal Other Income                   $  113,900    $      0.56   $    425      6.22%

EFFECTIVE GROSS INCOME                            $1,830,322    $      8.93   $  6,830

OPERATING EXPENSES:
   Taxes                                          $   93,800    $      0.46   $    350      5.12%
   Insurance                                      $   48,240    $      0.24   $    180      2.64%
   Utilities                                      $  100,500    $      0.49   $    375      5.49%
   Repair & Maintenance                           $   33,500    $      0.16   $    125      1.83%
   Cleaning                                       $   10,720    $      0.05   $     40      0.59%
   Landscaping                                    $   36,180    $      0.18   $    135      1.98%
   Security                                       $   18,760    $      0.09   $     70      1.02%
   Marketing & Leasing                            $   17,420    $      0.08   $     65      0.95%
   General Administrative                         $  214,400    $      1.05   $    800     11.71%
   Management                           3.00%     $   54,910    $      0.27   $    205      3.00%
   Miscellaneous                                  $   67,000    $      0.33   $    250      3.66%

TOTAL OPERATING EXPENSES                          $  695,430    $      3.39   $  2,595     37.99%

   Reserves                                       $   67,000    $      0.33   $    250      3.66%
                                                  ----------------------------------------------
NET OPERATING INCOME                              $1,067,893    $      5.21   $  3,985     58.34%

   "GOING IN" CAPITALIZATION RATE                      11.00%

   VALUE INDICATION                               $9,708,116    $     47.35   $ 36,224

   LESS: LEASE-UP COST                           ($  134,000)

   "AS IS" VALUE INDICATION
     (DIRECT CAPITALIZATION APPROACH)             $9,574,116

                     ROUNDED                      $9,600,000    $     46.82   $ 35,821

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE      VALUE        ROUNDED      $/UNIT     $/SF
--------------------------------------------------------
 10.25%    $10,284,466   $10,300,000   $38,433    $50.24
 10.50%    $10,036,407   $10,000,000   $37,313    $48.78
 10.75%    $ 9,799,886   $ 9,800,000   $36,567    $47.80
 11.00%    $ 9,574,116   $ 9,600,000   $35,821    $46.82
 11.25%    $ 9,358,380   $ 9,400,000   $35,075    $45.85
 11.50%    $ 9,152,024   $ 9,200,000   $34,328    $44.87
 11.75%    $ 8,954,449   $ 9,000,000   $33,582    $43.90

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $9,600,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis       $10,100,000
Direct Capitalization Method        $ 9,600,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $9,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                  Not Utilized
Sales Comparison Approach      $  9,500,000
Income Approach                $  9,800,000
Reconciled Value               $  9,800,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 23, 2003 the market value of the fee simple estate in the property is:

                                   $9,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                              SUBJECT PHOTOGRAPHS

                  [PICTURE]                                [PICTURE]

      EXTERIOR AND ENTRANCE TO SUBJECT                      OFFICE

                  [PICTURE]                                [PICTURE]

EXTERIOR - TYPICAL CONDITION OF BUILDING AND         ANOTHER EXTERIOR VIEW

                 [PICTURE]                                 [PICTURE]

                    POOL                              TYPICAL LAUNDRY ROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                              SUBJECT PHOTOGRAPHS

             [PICTURE]                      [PICTURE]

           INTERIOR VIEW                  INTERIOR VIEW

             [PICTURE]

      INTERIOR - APARTMENT UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                                   EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1                            COMPARABLE I-2
KINGSTON POINT APARTMENTS                  MAGNOLIA TRACE APARTMENT
1919 Boulevard De Province               11585 N. Harrell's Ferry Rd
     Baton Rouge, LA                           Baton Rouge, LA

        [PICTURE]                                 [PICTURE]

      COMPARABLE I-3                            COMPARABLE I-4
  SABLE CHASE APARTMENTS                    SHARLO APARTMENTS (NOW
1860 Boulevard De Province                  KNOWN AS AZALEA POINT
     Baton Rouge, LA                         2000 Brightside Lane
                                               Baton Rouge, LA

        [PICTURE]                                 [PICTURE]


      COMPARABLE I-5
 GOODWOOD PLACE APARTMENT
   356 Apartment Court
     Baton Rouge, LA

         [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                  COMPARABLE
          DESCRIPTION                               SUBJECT                                          R - 1
----------------------------------------------------------------------------------------------------------------------------
  Property Name                    Place du Plantier                               Bienville Towers
  Management Company               AIMCO                                           Patrician Management
LOCATION:
  Address                          550 Lee Drive                                   2100 College Drive
  City, State                      Baton Rouge, Louisiana                          Baton Rouge, LA
  County                           East Baton Rouge Parish                         East Baton Rouge Parish
  Proximity to Subject                                                             Two miles north of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           205,020                                         126,251
  Year Built                       1974                                            1974
  Effective Age                    25                                              25
  Building Structure Type          Vinyl siding, flat roofs                        Brick veneer, mansard-style roofs
  Parking Type (Gr., Cov., etc.)   Open                                            Open
  Number of Units                  268                                             137
  Unit Mix:                                Type          Unit  Qty.   Mo. Rent            Type      Unit   Qty.   Mo.
                                    1  1Br/1Ba - 1A10      663  112     $544        3  1Br/1Ba        740   44   $ 575
                                    2  1Br/1.5Ba - 1A15    663   64     $529        2  1Br/1Ba, TH    740    1   $ 550
                                    3  2Br/1Ba-2A10        863   16     $694        4  2Br/1Ba        900   18   $ 625
                                    4  2Br/1.5Ba - 2A15    963   34     $702        4  2Br/1Ba        940   25   $ 640
                                    5  2Br/2Ba - 2A20      936   16     $784        5  2Br/1.5Ba    1,156    1   $ 655
                                    6  2Br/1Ba - 2B10      863   10     $720        6  2Br/2Ba      1,075   19   $ 690
                                    7  3Br/2Ba - 3A20    1,136   16     $925        6  2Br/2Ba      1,090   27   $ 715
                                                                                    7  3Br/2Ba      1,120    2   $ 855

  Average Unit Size (SF)           765                                             922
  Unit Breakdown:                    Efficiency      0%    2-Bedroom     39%         Efficiency     0%     2-Bedroom    66%
                                     1-Bedroom      61%    3-Bedroom      0%         1-Bedroom     33%     3-Bedroom     1%
CONDITION:                         Good                                            Average
APPEAL:                            Average                                         Average
AMENITIES:

  Unit Amenities                     X   Attach. Garage    X  Vaulted Ceiling           Attach. Garage       Vaulted Ceiling
                                     X   Balcony           X  W/D Connect.           X  Balcony           X  W/D Connect.
                                     X   Fireplace                                      Fireplace
                                     X   Cable TV Ready                              X  Cable TV Ready
  Project Amenities                  X   Swimming Pool                               X  Swimming Pool
                                         Spa/Jacuzzi          Car Wash                  Spa/Jacuzzi          Car Wash
                                         Basketball Court     BBQ Equipment             Basketball Court     BBQ Equipment
                                     X   Volleyball Court     Theater Room              Volleyball Court     Theater Room
                                         Sand Volley Ball     Meeting Hall              Sand Volley Ball     Meeting Hall
                                     X   Tennis Court         Secured Parking           Tennis Court         Secured Parking
                                         Racquet Ball      X  Laundry Room              Racquet Ball      X  Laundry Room
                                         Jogging Track     X  Business Office           Jogging Track     X  Business Office
                                         Gym Room                                       Gym Room

OCCUPANCY:                         82%                                             97%
LEASING DATA:
  Available Leasing Terms          6 to 12 Months                                  7 to 13 months
  Concessions                      1/2 to 1.5 Months Free on select units          Waive $25 App fee; decorative accent wall
  Pet Deposit                      $300                                            $300
  Utilities Paid by Tenant:          X   Electric              Natural Gas           X  Electric             Natural Gas
                                         Water                 Trash                    Water                Trash
  Confirmation                     May 22, 2003; Deborah Zumo (Property Manager)   May 27, 2003, Missy (Leasing Agent)
  Telephone Number                 (225)926-9717                                   (225)928-9137
NOTES:                                                                             Chosen for its proximity to the subject

  COMPARISON TO SUBJECT:                                                           Slightly Inferior

                                                     COMPARABLE                                      COMPARABLE
          DESCRIPTION                                   R - 2                                           R - 3
------------------------------------------------------------------------------------------------------------------------------
  Property Name                    Parc Fontaine Apartments                          Cobblestone at Essen
  Management Company               Patrician Management                              Wampold Management
LOCATION:
  Address                          1100 South Foster Drive                           5431 Essen Lane
  City, State                      Baton Rouge, LA                                   Baton Rouge, LA
  County                           East Baton Rouge Parish                           East Baton Rouge Parish
  Proximity to Subject             Two miles north of subject                        Two miles southeast of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           81,060                                            194,480
  Year Built                       1965                                              1972
  Effective Age                    25                                                25
  Building Structure Type          Vinyl siding, pitched composition shingle roofs   Brick, pitched composition shingle roof
  Parking Type (Gr., Cov., etc.)   Open                                              Open
  Number of Units                  88                                                191
  Unit Mix:                              Type            Unit       Qty.      Mo.           Type           Unit    Qty.    Mo.
                                    1  1Br/1Ba            620        26      $525     1  1Br/1Ba            648     24    $665
                                    4  2Br/1Ba            970        30      $615     4  2Br/1Ba            995     28    $890
                                    5  2Br/1.5Ba          970        16      $625     5  2Br/1.5Ba, TH    1,152     71    $745
                                    7  3Br/2Ba          1,270        16      $715     5  2Br/1.5Ba          966     56    $810
                                                                                      7  3Br/2Ba          1,265     12    $975

  Average Unit Size (SF)           921                                               1,018
  Unit Breakdown:                    Efficiency        0%      2-Bedroom      52%      Efficiency     0%    2-Bedroom     81%
                                     1-Bedroom        30%      3-Bedroom      18%      1-Bedroom     13%    3-Bedroom      6%
CONDITION:                         Average                                           Good
APPEAL:                            Average                                           Good
AMENITIES:
  Unit Amenities                          Attach. Garage          Vaulted Ceiling         Attach. Garage       Vaulted Ceiling
                                          Balcony            X    W/D Connect.         X  Balcony           X  W/D Connect.
                                          Fireplace                                       Fireplace
                                      X   Cable TV Ready                               X  Cable TV Ready
  Project Amenities                   X   Swimming Pool                                X  Swimming Pool
                                          Spa/Jacuzzi             Car Wash                Spa/Jacuzzi          Car Wash
                                          Basketball Court   X    BBQ Equipment           Basketball Court  X  BBQ Equipment
                                          Volleyball Court        Theater Room            Volleyball Court     Theater Room
                                          Sand Volley Ball        Meeting Hall            Sand Volley Ball     Meeting Hall
                                          Tennis Court            Secured Parking         Tennis Court         Secured Parking
                                          Racquet Ball       X    Laundry Room            Racquet Ball      X  Laundry Room
                                          Jogging Track      X    Business Office         Jogging Track     X  Business Office
                                          Gym Room                                     X  Gym Room

OCCUPANCY:                         99%                                               93%
LEASING DATA:

  Available Leasing Terms          7 to 13 months                                    6, 9, or 12 months
  Concessions                      None                                              None
  Pet Deposit                      $300                                              $300
  Utilities Paid by Tenant:           X   Electric                Natural Gas          X  Electric             Natural Gas
                                          Water                   Trash                   Water                Trash
  Confirmation                     May 27, 2003; Emily (Leasing Agent)               May 27, 2003; Ashley (Leasing Agent)
  Telephone Number                 (225)924-2738                                     (225)766-1851
NOTES:                             Renovated in 2000-2001                            None
                                   Chosen for its proximity to the subject

  COMPARISON TO SUBJECT:           Slightly Inferior                                 Slightly Superior

                                                  COMPARABLE                                    COMPARABLE
         DESCRIPTION                                 R - 4                                         R - 5
-------------------------------------------------------------------------------------------------------------------------
  Property Name                    Jefferson Place Apartments                   Warwick Apartments
  Management Company               AIMCO                                        Patrician Management
LOCATION:
  Address                          7975 N. Jefferson Place Circle               8001 Jefferson Highway
  City, State                      Baton Rouge, LA                              Baton Rouge, LA
  County                           East Baton Rouge Parish                      East Baton Rouge Parish
  Proximity to Subject             Three miles northeast of the subject         Three miles northeast of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           325,300                                      172,244
  Year Built                       1986                                         1992-94
  Effective Age                    15                                           8
  Building Structure Type          Brick veneer, composition shingle roofs      Brick veneer, composition shingle roofs
  Parking Type (Gr., Cov., etc.)   Open                                         Open
  Number of Units                  234                                          188
  Unit Mix:                              Type       Unit      Qty.      Mo.            Type          Unit    Qty.    Mo.
                                    6  2Br/2Ba      1,250     128     $  871     3  1Br/1Ba            750    80    $640
                                    7  3Br/2Ba      1,500      76     $1,041     4  2Br/1.5Ba, TH      990    24    $740
                                    7  3Br/2Ba      1,710      30     $1,199     5  2Br/1Ba          1,029    12    $740
                                                                                 6  2Br/2Ba          1,036     8    $790
                                                                                 6  2Br/2Ba          1,046    20    $800
                                                                                 6  2Br/1.5Ba, TH    1,049    40    $755
                                                                                 7  3Br/2Ba          1,242     4    $960

  Average Unit Size (SF)           1,390                                        916
  Unit Breakdown:                    Efficiency     0%     2-Bedroom     55%      Efficiency      0%    2-Bedroom    55%
                                     1-Bedroom      0%     3-Bedroom     45%      1-Bedroom      43%    3-Bedroom     2%
CONDITION:                         Good                                         Good
APPEAL:                            Good                                         Good
AMENITIES:
  Unit Amenities                        Attach. Garage    X  Vaulted Ceiling         Attach. Garage       Vaulted Ceiling
                                     X  Balcony           X  W/D Connect.         X  Balcony           X  W/D Connect.
                                     X  Fireplace                                 X  Fireplace
                                     X  Cable TV Ready                            X  Cable TV Ready
  Project Amenities                  X  Swimming Pool                             X  Swimming Pool
                                     X  Spa/Jacuzzi          Car Wash                Spa/Jacuzzi          Car Wash
                                     X  Basketball Court  X  BBQ Equipment           Basketball Court  X  BBQ Equipment
                                        Volleyball Court     Theater Room            Volleyball Court     Theater Room
                                     X  Sand Volley Ball  X  Meeting Hall            Sand Volley Ball     Meeting Hall
                                     X  Tennis Court         Secured Parking         Tennis Court         Secured Parking
                                        Racquet Ball         Laundry Room            Racquet Ball      X  Laundry Room
                                        Jogging Track     X  Business Office         Jogging Track     X  Business Office
                                        Gym Room                                 X   Gym Room

OCCUPANCY:                         91%                                          98%
LEASING DATA:

  Available Leasing Terms          6 to 12 Months                               7 to 13 months
  Concessions                      1 - 1 1/2 Months Free                        1 - 1 1/2 Months Free
  Pet Deposit                      $300                                         $300 - $500
  Utilities Paid by Tenant:          X  Electric             Natural Gas             Electric          X  Natural Gas
                                        Water                Trash                   Water                Trash
  Confirmation                     May 27, 2003; Kristen (Leasing Agent)        May 27, 2003; (Leasing Agent)
  Telephone Number                 (225)924-5921                                (225)924-1421
NOTES:                             None                                         None

  COMPARISON TO SUBJECT:           Superior                                     Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

  COMPARABLE R-1                      COMPARABLE R-2           COMPARABLE R-3
 BIENVILLE TOWERS                PARC FONTAINE APARTMENTS   COBBLESTONE AT ESSEN
2100 College Drive                1100 South Foster Drive     5431 Essen Lane
 Baton Rouge, LA                      Baton Rouge, LA         Baton Rouge, LA

    [PICTURE]                           [PICTURE]                [PICTURE]

     COMPARABLE R-4                   COMPARABLE R-5
JEFFERSON PLACE APARTMENTS          WARWICK APARTMENTS
7975 N. Jefferson Place Circle    8001 Jefferson Highway
     Baton Rouge, LA                  Baton Rouge, LA

       [PICTURE]                         [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                                    EXHIBIT C

                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT C
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Kim Cook provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                        -s- Frank Fehribach
                                 -----------------------------------------
                                         Frank Fehribach, MAI
                                    Managing Principal, Real Estate Group
                                 Texas State Certified General Real Estate
                                           Appraiser #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT E
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                                  FRANK A. FEHRIBACH, MAI
                          MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").
EXPERIENCE

Valuation         Mr. Fehribach has experience in valuations for resort hotels;
                  Class A office buildings; Class A multifamily complexes;
                  industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                  Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION         University of Texas - Arlington
                   Master of Science - Real Estate
                  University of Dallas
                   Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE             State of Arizona
CERTIFICATIONS      Certified General Real Estate Appraiser, #30828
                  State of Arkansas
                    State Certified General Appraiser, #CG1387N
                  State of Colorado
                    Certified General Appraiser, #CG40000445
                  State of Georgia
                    Certified General Real Property Appraiser, #218487
                  State of Michigan
                    Certified General Appraiser, #1201008081
                  State of Texas
                    Real Estate Salesman License, #407158 (Inactive)
                  State of Texas
                    State Certified General Real Estate Appraiser, #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

PROFESSIONAL     Appraisal Institute, MAI Designated Member
AFFILIATIONS     Candidate Member of the CCIM Institute pursuing Certified
                 Commercial Investment Member (CCIM) designation

PUBLICATIONS     "An Analysis of the Determinants of Industrial Property
                                -authored with Dr. Ronald C. Rutherford and Dr.
                 Mark Eakin, The Journal of Real Estate Research, Vol. 8, No. 3,
                 Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
PLACE DU PLANTIER, BATON ROUGE, LOUISIANA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.